EXHIBIT 99.2

FOR IMMEDIATE RELEASE

EDIETS INVESTOR CONTACTS:	EDIETS PRESS CONTACT:
Robert T. Hamilton, CFO	Eric Goldman
eDiets.com, Inc.	Neale-May & Partners
954-360-9022 x115	212-213-5400 x202
rhamilton@eDiets.com	egoldman@nealemay.com

Alison Tanner, CFA, Chief Strategist	INVESTOR RELATIONS CONTACTS:
eDiets.com, Inc.	Jody Burfening / Harriet Fried, Lippert/Heilshorn & Assoc., Inc.
Assoc., Inc.
954-360-9022 x140	212-838-3777
alison@eDiets.com	hfried@lhai.com

eDiets.com™ Approved to List on Nasdaq

Company to Trade Under New Symbol “DIET”

DEERFIELD BEACH, FL, February 12, 2004 — eDiets.com, Inc. (OTCBB: EDET) (“eDiets”), the leading online diet destination for personalized advice, information, products and services, announced it has been granted a listing on the Nasdaq SmallCap Market and will commence trading under the ticker symbol “DIET” on Tuesday, February 17, 2004.

“The Nasdaq listing is another big step in our ongoing efforts to maximize shareholder value,” said eDiets CEO David Humble. “We expect it to raise our profile and give us access to a much broader investor base, increasing interest in eDiets among both retail and institutional investors. The listing illustrates the progress we have made in establishing eDiets as a successful business as well as the global online destination for all things related to healthy weight management.”

About eDiets.com

eDiets.com is the Internet’s premier one-stop online diet and healthy living destination offering professional advice, information, products and services to consumers seeking to improve their nutrition and fitness, live healthier, and live longer. Over 1.3 million consumers worldwide have become eDiets.com members since 1997. Nielsen//NetRatings has ranked eDiets.com as the #1 Most Trafficked Health, Fitness & Nutrition Site for the week ending January 4, 2004, with over one million unique visitors.

eDiets.com offers 17 personalized programs including the Atkins Nutritional Approach™, the Zone® Diet, Shape Up!™ inspired by Dr. Phil McGraw’s book, Ultimate Weight Solution, Slim-Fast®, the Perricone Nutritional Face Lift™, the eDiets.com Alternative to Jenny Craig, and more than a dozen specialized Healthy Living programs for those with special needs, including Type 2 Diabetes, Low Fat, and Cholesterol-Lowering plans. eDiets.com subscribers enjoy a wide range of custom-tailored nutrition, fitness, support, motivation and/or other services, including weekly updated meal plans and grocery shopping lists that are 100% customized based on food preferences and lifestyle; Web-based video meetings providing members with on-demand expert guidance and inspiration; over 100 topic-specific support boards and chat rooms for one-on-one motivation; content “channels” for the latest news and information on dieting and healthy living topics; an electronic storefront with a vast array of products to support a healthy lifestyle, and a variety of membership plan options. All of this is offered through eDiets.com’s highly personalized and intuitive Web site design.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets.com is a public company (OTCBB: EDET) headquartered in Deerfield Beach, FL. that operates Web sites at www.eDiets.com, www.eFitness.com and www.DietSmart.com, and holds affiliations with www.eDietsUK.com in Ireland and the United Kingdom, www.eDiets.de in Germany and and www.eDiets.com.es in Spain.